SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12

                           A.P. GREEN INDUSTRIES, INC.
                (Name of Registrant as Specified in Its Charter)

              THE BOARD OF DIRECTORS OF A.P. GREEN INDUSTRIES, INC.
                    (Name of Persons Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      1)   Title of each class of securities to which transactions applies: N/A

      2)   Aggregate number of securities to which transaction applies: N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

      4)   Proposed maximum aggregate value of transaction: N/A

[ ]   Check box if any part of the fee if offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid: N/A

      2)   Form, Schedule or Registration Statement No.: N/A

      3)   Filing Party: N/A


      4)   Date Filed: N/A

                           A.P. GREEN INDUSTRIES, INC.
                                 Green Boulevard
                             Mexico, Missouri 65265


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1994


Dear Stockholder:

      The Annual Meeting of Stockholders of A.P. Green Industries, Inc. ("A.P. Green") will be held at The Empire Club located off of Teal Lake Road in Mexico, Missouri on May 12, 1994, at 10:00 a.m., local time, for the following purposes:

      1. To elect two Class III directors to hold office for a term of three years.

      2. To ratify the appointment of KPMG Peat Marwick as A.P. Green's auditors for the year ending December 31, 1994.

      3. To transact any and all other business that may properly come before the meeting or any adjournment thereof.

      Only stockholders of record of A.P. Green at the close of business on March 25, 1994 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      We cordially invite you to attend the Annual Meeting. Even if you plan to be present at the meeting, you are requested to date, sign and return the enclosed Proxy Card in the envelope provided so that your shares will be represented. The mailing of an executed Proxy Card will not affect your right to vote in person should you later decide to attend the Annual Meeting.

                               Paul F. Hummer II
                               Chairman of the Board, President and
                                 Chief Executive Officer

April 8, 1994

                           A.P. GREEN INDUSTRIES, INC.
                                Green Boulevard
                             Mexico, Missouri 65265


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1994

                                _________________

                               GENERAL INFORMATION

      This Proxy Statement is furnished to the stockholders of A.P. GREEN INDUSTRIES, INC. ("A.P. Green"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 12, 1994, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders.

      This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy Card were first mailed to the stockholders of A.P. Green on or about April 8, 1994.

      The proxy reflected on the accompanying Proxy Card is being solicited by the Board of Directors of A.P. Green. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated Proxy Card with the Secretary of A.P. Green at the principal offices of A.P. Green or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy. Proxy Cards that are properly executed, timely received and not revoked will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof.

      A.P. Green will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. The directors, executive officers and employees of A.P. Green may also solicit proxies personally or by telephone or other means but such persons will not be specially compensated for such services. A.P. Green has retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $5,500, plus out-of-pocket expenses.

      Only stockholders of record at the close of business on March 25, 1994 are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 4,027,282 shares of A.P. Green Common Stock issued and outstanding.

      Each outstanding share of A.P. Green Common Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as voted for purposes of determining the approval of the stockholders on a particular proposal. Stockholders do not have the right to cumulate votes in the election of directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following persons were known to management of A.P. Green to be the beneficial owners of five percent or more of A.P. Green's Common Stock:


Name and Address of               Number of Shares     Percent of Outstanding
Beneficial Owner                 Beneficially Owned       Common Stock (1)

Mercantile Bancorporation Inc.       405,277 (2)               10.06%
One Mercantile Center
St. Louis, Missouri 63101

Quest Advisory Corp.                 375,750 (3)                9.33%
1414 Avenue of the Americas
New York, New York 10019

LaSalle National Trust, N.A.         330,039 (4)                8.20%
135 South LaSalle Street
Chicago, Illinois 60603

Dimensional Fund Advisors Inc.       230,250 (5)                5.72%
1299 Ocean View, 11th Floor
Santa Monica, California  90401
____________

(1) The percentage calculations are based upon 4,027,282 shares of A.P. Green's Common Stock that were issued and outstanding as of March 25, 1994.

(2) The shares reported as beneficially owned are based upon information contained in a Schedule 13G dated February 14, 1994, which has been filed with the Securities and Exchange Commission. The Schedule 13G states that 405,007 shares reported as beneficially owned by Mercantile Bancorporation Inc. are held by its subsidiary, Mercantile Bank of St. Louis National Association, solely in a fiduciary capacity as trustee of the trusts established pursuant to the A.P. Green 401(k) Plan and the A.P. Green Hourly Investment Plan. Mercantile Bancorporation Inc. reported shared voting and investment power (subject to the participants' right to direct the Trustee) with regard to all shares held in such trusts. In addition, subsidiaries of Mercantile Bancorporation Inc. hold an additional 270 shares in a fiduciary capacity as trustees of certain other trusts and have sole voting power with respect to all of such shares, and shared investment power with respect to 233 of such shares. Mercantile Bancorporation Inc. and Mercantile Bank of St. Louis National Association have specifically disclaimed beneficial ownership of all shares reported in the Schedule 13G.

(3) The shares reported as beneficially owned are based upon information contained in a Schedule 13G dated February 8, 1994, which has been filed with the Securities and Exchange Commission. The Schedule 13G is a group filing of Quest Advisory Corp. and Quest Management Company, a General Partnership, which are investment advisors registered under Investment Advisors Act of 1940, and Charles M. Royce, an individual who may be deemed to be a controlling person. Quest Advisory Corp. reported sole voting and investment power with regard to 352,800 shares and Quest Management Company reported sole voting and investment power with regard to 22,950 shares. Mr. Royce has specifically disclaimed beneficial ownership as to all shares reported on the Schedule 13G.

(4) The shares reported as beneficially owned are based upon information contained in a Schedule 13G dated February 10, 1994, which has been filed with the Securities and Exchange Commission. The Schedule 13G states that the beneficial ownership attributed to LaSalle National Trust, N.A. is solely in a fiduciary capacity as trustee of the trust established pursuant to the A.P. Green Employee Stock Ownership Plan. LaSalle National Trust, N.A. reported shared voting and investment power (subject to the participants' right to direct the Trustee) with regard to all shares beneficially owned. The amount reported in the table does not include 104,937.77 additional shares held by the trust but allocated to the accounts of participants. LaSalle National Trust, N.A. has specifically disclaimed beneficial ownership of all shares reported in the
Schedule 13G.

(5) The shares reported as beneficially owned are based upon information contained in a Schedule 13G dated February 9, 1994, which has been filed with the Securities and Exchange Commission. Dimensional Fund Investment Advisors Inc., an investment advisor registered under the Investment Advisors Act of 1940, reported sole voting power with respect to 153,750 shares and sole investment power with regard to all shares beneficially owned. In addition, Dimensional Fund Advisors Inc. reported that certain of its officers are also officers of DFA Investment Dimensions Group, Inc. and The Investment Trust Company, each an open-end investment company registered under the Investment Company Act of 1940, and in such capacities have shared voting power with respect to 76,500 shares reported above.


                         ITEM 1.  ELECTION OF DIRECTORS

      Two Class III directors will be elected at the Annual Meeting for a term of three years or until his successor is duly elected and qualified. The persons named as proxies on the accompanying Proxy Card intend to vote all duly executed proxies received by the Board of Directors for the election of Donald
E. Lasater and William F. Morrison as Class III directors, except as otherwise directed by the stockholder on the Proxy Card. Messrs. Lasater and Morrison are currently directors of A.P. Green. If for any reason either Mr. Lasater or Mr. Morrison becomes unavailable for election, which is not now anticipated, the persons named in the accompanying Proxy Card will vote for such substitute nominee as designated by the Board of Directors. The Board of Directors recommends a vote "FOR" the election of Donald E. Lasater and William F. Morrison as Class III directors.

      The name, age, principal occupation or position and other directorships with respect to Messrs. Lasater and Morrison and the other directors whose terms of office will continue after the Annual Meeting is set forth below. Each of the directors has held the position or another executive position with the same entity shown or an affiliated entity for in excess of five years.

      CLASS III - TO BE ELECTED FOR A TERM OF THREE YEARS EXPIRING IN 1997

Donald E. Lasater, 68 - Director since 1988; Former Chairman of the Board of Mercantile Bancorporation Inc. and Mercantile Bank of St. Louis National Association (banking); Director of General American Life Insurance Co., Illinois Power Company and Interco Incorporated

William F. Morrison, 56 - Director since 1993; Investor and Former Executive Vice President of the Essex Wire Division of United Technologies Corporation and Former member of the Senior Management Council of United Technologies Corporation

                   CLASS I - TO CONTINUE IN OFFICE UNTIL 1995

Paul F. Hummer II, 52 - Director since 1988; Chairman of the Board, Chief Executive Officer and President of A.P. Green

Jack R. Janney, 69 - Director since 1988; Independent Consultant and Director of Wiss, Janney, Elstner and Associates, Inc. (an engineering consulting firm)

                   CLASS II - TO CONTINUE IN OFFICE UNTIL 1996

Daniel R. Toll, 66 - Director since 1988; Corporate and Civic Director; Director of Brown Group, Inc., IMCERA Group, Inc., Kemper Corporation, Kemper National Insurance Company, Lincoln National Convertible Securities Fund, Inc., Lincoln National Income Fund, Inc. and NICOR, Inc.

                        BOARD OF DIRECTORS AND COMMITTEES

      During 1993, the Board of Directors of A.P. Green met four times and each of the directors whose term of office will continue after the Annual Meeting attended not less than 75% of the meetings of the Board of Directors and committees of which such director was a member during 1993.

      The Board of Directors has a standing Executive Committee, Audit Committee, and Compensation and Organization Committee.

      The Executive Committee consists of Paul F. Hummer II, Donald E. Lasater, Daniel R. Toll and William F. Morrison. The Executive Committee exercises the authority of the Board of Directors in the management of A.P. Green in the intervals between meetings of the full Board of Directors subject to the restrictions imposed by law. The Executive Committee did not meet during 1993.

      The members of the Audit Committee are Daniel R. Toll (Chairman), Jack R. Janney, Donald E. Lasater and William F. Morrison. The Audit Committee is empowered to select and employ, subject to ratification by the stockholders, the independent auditors of A.P. Green; to confer with such independent auditors with regard to the scope and cost of the audit and other services rendered by such auditors; and to review with the auditors, the internal audit staff and management the work and the findings of each to ensure that A.P. Green has adequate audit policies and internal controls and complies with such policies and controls. The Audit Committee met two times in 1993.

      The Compensation and Organization Committee is composed of Donald E. Lasater (Chairman), Jack R. Janney, Daniel R. Toll and William F. Morrison. The Compensation and Organization Committee is authorized to review and make recommendations to the Board of Directors regarding the salaries, incentive compensation and bonus awards to be given corporate officers; to administer A.P. Green's stock option and other employee benefit plans; and to review and make recommendations to the Board of Directors regarding the management organization, succession and development. The Compensation and Organization Committee met two times during 1993.


                                 DIRECTOR'S FEES

      During fiscal 1993, Directors who were not also employees of A.P. Green received an annual retainer of $14,000 and $500 per each meeting of the Board of Directors or committees attended. Directors were also reimbursed for expenses incurred in attending Board or committee meetings.

                        SECURITY OWNERSHIP BY MANAGEMENT

      The following table indicates, as of March 25, 1994, the beneficial ownership of A.P. Green's Common Stock by each director whose term of office will continue after the Annual Meeting and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers as a group:


                                       Number of Shares
Name of Beneficial Owner              Beneficially Owned    Percent of Class (1)

Max C. Aiken                             66,581 (2)(3)             1.63%
Michael B. Cooney                        43,800 (2)(3)             1.08
Paul F. Hummer II                       107,027 (2)(3)             2.60
Jack R. Janney                            1,125 (4)                 (5)
Donald E. Lasater                         2,625                     (5)
William F. Morrison                       1,275                     (5)
Lester C. Reed                           22,274 (2)                 (5)
Gary L. Roberts                          37,096 (2)(3)              (5)
Daniel R. Toll                            1,875                     (5)
All directors and executive
officers as a group (13 persons)        391,932 (2)(3)             9.06
____________

(1) Based upon 4,027,282 shares of A.P. Green Common Stock issued and outstanding as of March 25, 1994 and, for each director or executive officer or the group, the number of shares subject to option that may be acquired within 60 days upon exercise of the option.

(2)   Totals include 46,500, 37,500, 91,500, 19,500, 33,000 and 301,000 shares subject to stock options which are presently exercisable by Messrs. Aiken, Cooney, Hummer, Reed, Roberts, and all directors and executive officers as a group, respectively, under the A.P. Green Long-Term Performance Plans. Under applicable regulations of the Securities and Exchange Commission, the shares subject to options are deemed to be beneficially owned because such shares may be acquired within 60 days upon exercise of the option.

(3) Includes 2,250, 2,250 4,500, 3,000, and 12,000 shares of restricted stock, granted under A.P. Green's Long-Term Performance Plans to Messrs. Aiken, Cooney, Hummer, Roberts, and all directors and executive officers as a group, respectively. Such shares are subject to forfeiture by the holder and reversion back to A.P. Green in the event such holder terminates his employment with A.P. Green during specified time periods.

(4) Does not include 300 shares that are owned by Mr. Janney's wife, as to which shares Mr. Janney has no voting or investment power.

(5)   Less than one percent.


               REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

General

      A.P. Green's executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors. During 1993, the Committee was composed of the four non-employee directors. Until the Annual Meeting in May, 1993, the following persons served on the Committee: Harry J. Bruce (Chairman), Jack R. Janney, Donald E. Lasater and Daniel R. Toll. After the Annual Meeting, the Committee was comprised of Donald E. Lasater (Chairman), Jack R. Janney, William F. Morrison and Daniel R. Toll.

      A.P. Green's executive compensation policy is designed and administered to provide a competitive compensation program that will enable A.P. Green to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. The compensation policy is based on the principle that the financial rewards to the executives are aligned with the financial interests of the stockholders of A.P. Green. In this manner, A.P. Green will meet its ultimate responsibility to its stockholders by striving to give a suitable long-term return on their investment through earnings from operations and prudent management of A.P. Green's assets.

      A.P. Green's executive compensation has three separate elements consisting of base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the policies underlying each element.

Base Salary

      The Committee has determined the salary ranges for each of the executive officer positions of A.P. Green based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers in manufacturing companies of comparable size to A.P. Green and a consideration of the equities relating the salary for a particular executive office to the salaries of other executive offices within A.P. Green at the same level of responsibility. The Committee's recent practice has been to establish a range of base salaries for particular offices at or near the fiftieth percentile of the comparison group of companies. The data utilized in determining such ranges is compiled from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

      Prior to the Committee meeting in February of each year, the Chief Executive Officer, after consultation with the Human Resources Department of A.P. Green, submits to the Committee a list of recommended salary changes for all executive officers except himself. At such February meeting, the Committee considers the Chief Executive Officer's recommendations with respect to a particular officer in light of such officer's then-current salary within the applicable range of salaries for such position, the officer's individual performance and, where appropriate, significant changes in the officer's level of responsibility. The Committee considers and acts upon increases to the base salary of the Chief Executive Officer separately in executive session.

      The Committee acts upon the recommendations of the Chief Executive Officer in any manner it deems appropriate and authorizes the salary changes of specified officers. The Committee also gives the Chief Executive Officer the discretion to implement salary increases so authorized within a general timeframe approved by the Committee. Actual salary increases have typically been implemented by the Chief Executive Officer from 12 to 18 months after the prior increase depending on A.P. Green's financial performance during such time.

Annual Incentive Compensation

      The Committee believes that a significant portion of the executive officers' potential compensation should be at risk and contingent upon the Company and its operating groups achieving financial performance objectives. To this end, each of A.P.Green's nine executive officers (as well as other management employees) participate in A.P.Green's Management Incentive Plan pursuant to which such participants are eligible to receive annual cash bonus awards. At the beginning of each year the Committee establishes certain minimum financial performance objectives (typically operating income) for the corporate, lime, international and refractories groups. These performance objectives are intended to provide incentives to the participants to meet and exceed the financial goals for A.P. Green or the particular operating group. The attainment of performance objectives above the minimum levels are assigned specified percentage values from 1% to 200%.

      In addition, a par or target bonus (expressed as a percentage of base salary) is established by the Committee for each of the participants in the plan based upon the executive's title, responsibility, and ability to impact A.P. Green's or the operating group's financial results. For officers other than the Chief Executive Officer, such percentages range from 25% to 40% of base salary. The percentage determined by the actual performance level of the relevant group to which the participant is assigned is then factored with the par or target bonus percentage attributable to each participant's position to determine the percentage of the participant's base salary that will be paid as a cash bonus under the Plan.

Long-Term Incentive Compensation

      The Committee believes that long-term incentive compensation is the most direct way of tying executive compensation to increases in stockholder value. A.P. Green's long-term incentive programs are all stock-based thereby providing a means through which executive officers can build a meaningful equity ownership in A.P. Green Common Stock.

      With the assistance of an outside compensation consultant, the Committee reevaluated its long-term incentive programs during the latter part of 1992 and the first part of 1993. In the course of that review, the Committee determined that: (i) each individual executive officer's long-term incentive compensation should approximate the fiftieth percentile of long-term incentive compensation for manufacturing companies of similar size to A.P. Green and (ii) long-term compensation tied directly to increases in share price, were appropriate for A.P. Green.

      Accordingly, in February, 1993, the Committee adopted the 1993 Performance Plan, which was approved by stockholders at the Annual Meeting in May, 1993. At the same time, the Committee also approved the grant of stock options to executive officers as described elsewhere in this Proxy Statement. These stock options differ from typical stock options in that the exercisability of such options is dependent upon the attainment of certain share price levels for A.P. Green Common Stock within a five year period after the grant of such options. Specifically, 20% of the options become exercisable when the share price of A.P. Green common stock reaches each of the following levels: $15.33; $17.00; $18.67; $20.00; and $22.00. To the extent that all or a portion of such options become so exercisable prior to the expiration of five years from the date of the grant, such options remain exercisable for ten years from the date of the grant. To the extent that all or a portion of such options do not become so exercisable, such options are exercisable only for one day at the expiration of five years from the date of the grant.

      The Committee believes that the options granted in 1993 give the executive officers greater incentives throughout the term of the options to strive to operate A.P. Green in a manner that directly benefits the financial interests of the stockholders. The options are designed to give the executive officers a continuous incentive to meet the performance objectives necessary to assure the appreciation of the stock price both on a long-term, as well as a shorter term basis. In this manner, the Committee believes that it has aligned the interests of the executives who are participating in the option grant in a more direct and continuous manner to the financial return to the stockholders.

Compensation of Chief Executive Officer

      Mr. Hummer's base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee in the same manner as is used by the Committee for executive officers generally. The total compensation package of Mr. Hummer is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the stockholders. The Committee has established a range of total compensation for the position of Chief Executive Officer at or near the fiftieth percentile for chief executive officers at comparable companies.

      Because Mr. Hummer's par or target bonus is 50% of his base salary, a substantial portion of his cash compensation for the year is therefore dependent upon A.P. Green's meeting or exceeding the pre-established performance objectives. Mr. Hummer's stock option grant under the 1993 Performance Plan is structured in the same manner as the options for each of the other participating executive officers and is, therefore, affected by the stock price performance of A.P. Green Common Stock over the next four years.

      This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that A.P. Green specifically incorporates this information by reference. This report shall not otherwise be deemed to be filed under such acts.


                     COMPENSATION AND ORGANIZATION COMMITTEE

      Donald E. Lasater, Chairman                 William F. Morrison
      Jack R. Janney                              Daniel R. Toll

                       COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth the compensation of the named executive of A.P. Green for each of the last three years:

                           Summary Compensation Table

                                                 Long term
                      Annual Compensation       compensation

                                             Restricted
                                               Stock                All other
                                               Awards   Options/     compen-
                    Year  Salary($) Bonus($)   ($)(1)     SARs      sation (2)

Paul F. Hummer II,  1993  $233,334  $191,000     -0-   75,000/-0-     5,126
Chairman of the     1992   183,332      -0-      -0-      -0-/-0-     3,150
Board, President    1991   162,496      -0-      -0-   22,500/-0-
and Chief Execu-
tive Officer

Max C. Aiken,       1993   138,330   103,140     -0-   30,000/-0-     3,257
Executive Vice      1992   128,336      -0-      -0-      -0-/-0-     2,250
President           1991   116,069      -0-      -0-   15,000/-0-

Gary L. Roberts,    1993   128,000    82,226     -0-   22,500/-0-     3,022
Vice President,     1992   123,000      -0-      -0-      -0-/-0-     2,205
Chief Financial     1991   116,330      -0-   $55,000  12,000/-0-
Officer and
Treasurer

Michael B. Cooney,  1993   129,496    84,900     -0-   22,500/-0-     3,058
Senior Vice         1992   120,996      -0-      -0-      -0-/-0-     2,130
President Law/      1991   111,336      -0-      -0-   10,500/-0-
Administration
and Secretary

Lester C. Reed,     1993   108,333    55,440     -0-   15,000/-0-     2,558
Vice President,     1992   103,124      -0-      -0-      -0-/-0-     1,687
Refractory          1991    99,996      -0-      -0-    9,000/-0-
Manufacturing
____________

(1) All restricted stock is subject to a three-year vesting period and the holders of the restricted stock receive any dividends paid on the stock during the vesting period. As of December 31, 1993, the aggregate number of restricted shares held by Messrs. Hummer, Aiken, Roberts, Cooney and Reed was 4,500, 2,250, 3,000, 2,250 and 0, respectively, having an aggregate value at December 31, 1993 of $79,875, $39,938, $53,250, $39,938 and $0, respectively.

(2) The totals set forth in this column represent the value of shares of A.P. Green Common Stock allocated under the A.P. Green Employee Stock Ownership Plan to the account of the named executive officer for the year ended December 31, 1993.


Employment Arrangements

      A.P. Green currently has separate agreements with each of Paul F. Hummer II, Max C. Aiken, Gary L. Roberts and Michael B. Cooney under which each would be given severance benefits in the event that his employment with A.P. Green is "terminated" within three years of a change in control of A.P. Green (except that in all agreements the rights to severance benefits terminate upon reaching age 65 if it occurs before the expiration of three years after a change in control). A.P. Green had such an agreement with Harry Stover which expired without any payment thereunder upon his retirement as Chairman of the Board on February 3, 1993. Each agreement is for a term of three years, subject to automatic extension each year for an additional year unless A.P. Green gives a 60-day notice that the term will not be so extended, except if there is a change in control of A.P. Green prior to such notice. Each agreement would require a lump-sum cash payment generally in an amount equal to 2.99 times the officer's then-current annual base salary and then-current full year bonus (except that such multiplier will be subject to a declining pro rata reduction from the date of such officer's 62nd birthday until his 65th birthday, based upon the number of months left until such officer's 65th birthday at the effective date of his termination). If payment of the foregoing amounts and any other benefits received or receivable subject such officer to payment of federal excise tax, the total amount payable to such officer shall be increased by an amount sufficient to satisfy the excise tax and the additional excise and income taxes thereon.

      "Change in control" is generally defined as the type of transaction which would require disclosure in A.P. Green's proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. Specifically, "change in control" includes, but is not limited to: (i) an acquisition by any person of 20% or more of the combined voting power of A.P. Green's then-outstanding voting securities; (ii) the replacement of the majority of the existing directors during a period of two years or less; (iii) a consolidation or merger in which A.P. Green is not the surviving corporation or pursuant to which A.P. Green Common Stock would be converted into cash, securities or other property; (iv) a sale, lease, exchange or other transfer of all or substantially all of A.P. Green's assets; or (v) approval by A.P. Green's stockholders of any plan or proposal for the liquidation or dissolution of A.P. Green.
"Termination" generally includes any event which severs the officer's employment relationship with A.P. Green, other than termination due to death, disability or retirement or dismissal for cause. The agreements provide severance benefits in the event the officer terminates his employment for "good reason." "Good reason" is generally defined in each such agreement as (i) assignment of duties inconsistent with the officer's then-current position, status or responsibilities; (ii) reduction of the officer's then-current base salary;
(iii) elimination of the officer's then-current participation level in A.P. Green's bonus plans or employee benefit plans; (iv) geographic relocation of the officer; or (v) failure by A.P. Green to obtain assumption of the agreement by any successor.

Option Grants in Last Fiscal Year

      The following tables sets forth information concerning stock option grants made in the fiscal year ended December 31, 1993 to the individuals named in the Summary Compensation Table:

                         INDIVIDUAL GRANTS                 GRANT DATE VALUE
                                   Percent of
                       Number of   Total
                       Securities  Options
                       Underlying  Granted     Exercise              Grant Date
                       Options     Employees   or Base               Present
                       Granted     in Fiscal   Price     Expiration  Value
     Name              (#)(1)      Year        ($/Sh)(1)    Date     ($)(3)

Paul F. Hummer II ...    75,000      54.55%      $12.33      (2)      $450,242

Max C. Aiken ........    30,000      14.55        12.33      (2)       180,097

Gary L. Roberts .....    22,500      10.91        12.33      (2)       135,073

Michael B. Cooney ...    22,500      10.91        12.33      (2)       135,073

Lester C. Reed ......    15,000       7.27        12.33      (2)        90,048

____________

(1) Options were granted with an exercise price equal to the fair market value on the date of grant.

(2) Options will become exercisable for shares of A.P. Green Common Stock at the rate of 20% of the total number of shares subject to the option if, prior to February 18, 1998, the last transaction price of the Common Stock equals for a period of thirty consecutive trading days or exceeds $15.33, $17.00, $18.67, $20.00 and $22.00, respectively. To the extent that the options become exercisable in such manner, such options (or the portion thereof that becomes exercisable in such manner) will remain exercisable until February 18, 2003. To the extent that all or a portion of the options remain unexercisable as of February 18, 1998 due to a failure to achieve the designated stock price levels, such options will become exercisable on February 18, 1998 and will remain exercisable only through February 19, 1998.

(3) Grant date present values were derived using the Black-Scholes option pricing model. As previously stated, the exercise price equaled the fair market value of $12.33 per share on the date of grant. The model also assumed: (i) the volatility and dividend yield over the life of the option to be .3687 and 1.66%, respectively, based on three years of monthly stock price and dividend history; (ii) the option term to be ten years from the date of grant; and (iii) a risk-free interest rate of 6.7%, the rate of a ten year zero-coupon U.S. Treasury security at the date of grant. No discounts were taken for: (i) the possibility the option term would be substantially reduced for all or a portion of the options granted if the stated performance conditions are not met; (ii) the risk of forfeiture during the period the options (or a portion thereof) are under vesting restrictions and are not exercisable; (iii) the possibility that the option term would be shortened due to retirement or termination other than for cause; or (iv) the non-transferability of the options. The actual value, if any, an optionee may realize from option exercise may differ from the grant date present value and will depend on the increase in the fair market value of the Common Stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table sets forth information concerning the unexercised options of the named executive officers in the Summary Compensation Table.

                                 Number of
                                 Securities
                                 Underlying             Value of Unexercised
                                 Unexercised            In-The-Money
                                 Options at             Options at Fiscal
                                 Fiscal Year-End(#)     Year-End($)(1)

                                 Exercisable/           Exercisable/
         Name                    Unexercisable          Unexercisable

Paul F. Hummer II ..........      46,500/75,000           $99,450/406,500

Max C. Aiken ...............      28,500/30,000           $66,300/162,600

Gary L. Roberts ............      19,500/22,500           $53,040/121,950

Michael B. Cooney ..........      24,000/22,500           $46,410/121,950

Lester C. Reed .............      10,500/15,000           $39,780/81,300
____________

(1) Based upon a price per share of $17.75, being the last reported trading price of A.P. Green Common Stock on December 31, 1993.

Retirement Plan

      Officers and employees of A.P. Green participate in a retirement plan (the "Retirement Plan"). In addition, A.P. Green sponsors a supplemental retirement plan (the "Supplemental Plan") which pays a participant whose benefit exceeds the maximum limits set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Retirement Plan, each eligible participant of A.P. Green will receive an annual retirement benefit based upon such employee's highest average annualized earnings over any period of 36 consecutive months during the last 120 consecutive months of employment immediately preceding retirement ("Final Average Compensation").

      The following table presents annual retirement benefits under the Retirement Plan and the Supplemental Plan, assuming normal retirement at age of 65 during 1993, payment based under the straight life annuity option, and Final Average Compensation and credited service are set forth in the following table:

Final Average                    Years of Credited Services (2)(3)
Compensation (1)      5       10       15       20       25       30       35

$100,000 .......    6,379   12,758   19,136   25,515   31,894   38,273   44,651
 150,000 .......    9,786   19,591   29,357   39,148   48,928   58,714   60,477
 200,000 .......   13,193   26,385   39,578   52,770   65,963   79,155   92,348
 250,000 .......   15,635   31,269   46,904   62,538   78,173   93,807  109,442
 300,000 .......   15,635   31,269   46,904   62,538   78,173   93,807  109,442
 350,000 .......   15,635   31,269   46,904   62,538   78,173   93,807  109,442
____________

(1) Final Average Compensation under the Retirement Plan and the Supplemental Plan includes the employee's salary and any cash portion of bonus awards under the Management Incentive Compensation Plan. The amount shown in the Summary Compensation Table as salary for each of the five executive officers named therein is compensation for purposes of the Retirement Plan and the Supplemental Plan.

(2) The credited years of service for the five executive officers named in the cash compensation table as of December 31, 1993 are as follows: Mr. Hummer, 5 years; Mr. Aiken, 19 years; Mr. Roberts, 4 years; Mr. Cooney, 5 years; and Mr. Reed, 3 years.

(3) The maximum amount payable under the Retirement Plan is limited by the Code to $115,641 annually, subject to cost-of-living increases after 1992. To the extent benefits under the Retirement Plan are limited by the Code, they will be paid under the Supplemental Plan.


                      STOCKHOLDER RETURN PERFORMANCE GRAPHS

      The following graphs compare the quarterly cumulative stockholder returns, including the reinvestment of dividends, of A.P. Green on an indexed basis with the S&P 500 Stock Index and an index of peer public companies selected by A.P. Green because such companies were in one of A.P. Green's lines of business. The peer companies are Pfizer, Inc. and Dresser Industries, Inc. in refractories and Scottish Heritable, Inc. and Dravo Corp. in the lime. These were the only public companies known by A.P. Green to be in either the refractories or the lime business during the periods presented in the graph.

      The first graph presented below compares the total return of A.P. Green stockholders to the total returns of the comparative indexes described above for the period beginning January 1, 1989 and ending December 31, 1993. The second graph shows the total return on a quarterly basis of A.P. Green stockholders as compared with the quarterly returns on such indexes during 1992 and 1993.

                               [Cumulative Graphs]

                             CUMULATIVE TOTAL RETURN
            Based on reinvestment of $100 beginning December 31, 1988

                                Dec-88  Dec-89  Dec-90  Dec-91  Dec-92  Dec-93

A.P. Green Industries, Inc.      $100    $127    $ 66    $ 54    $ 63    $109
S&P 500 (Registered Trademark)   $100    $132    $128    $166    $179    $197
Custom Composite Index
(4 Stocks)                       $100    $129    $147    $283    $252    $350

                Dec-91 Mar-92 Jun-92 Sep-92 Dec-92 Mar-93 Jun-93 Sep-93 Dec-93 A.P. Green
 Industries,Inc. $100   $132   $119   $113   $117   $142   $152   $172   $202
S&P 500
(Registered
Trademark)       $100   $ 97   $ 99   $102   $108   $112   $113   $116   $118
Custom Composite
 Index
(4 Stocks)       $100   $ 85   $ 89   $ 91   $ 89   $103   $120   $114   $124

                ITEM 2.  RATIFICATION OF APPOINTMENT OF AUDITORS

      At the Annual Meeting, action will be taken with respect to the ratification of the appointment of auditors for the ensuing year. KPMG Peat Marwick served as A.P. Green's independent auditors for the year ended December 31, 1993. The Board of Directors has appointed KPMG Peat Marwick as auditors for A.P. Green for the current year ending December 31, 1994, subject to ratification by the stockholders. It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting to respond to appropriate questions. The Board of Directors recommends a vote "FOR" the ratification of KPMG Peat Marwick as independent auditors.


                            PROPOSALS OF SHAREHOLDERS

      Proposals of stockholders intended to be present at the 1995 Annual Meeting of Stockholders must be received by the Secretary of A.P. Green by not later than December 9, 1994 for consideration in inclusion in the Proxy Statement and Proxy Card for that meeting.


                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of A.P. Green does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interest of A.P. Green on such matters.



                                     PAUL F. HUMMER, II
                                     Chairman of the Board, President
                                       and Chief Executive Officer

April 8, 1994

                           A.P. GREEN INDUSTRIES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 1994

      The undersigned hereby appoints P. F. HUMMER II, G. L. ROBERTS and M. B. COONEY, and each of them, with or without the others, proxies, with full power of substitution to vote as designated below, all shares of stock of A.P. Green Industries, Inc. (the "Corporation") that the undersigned signatory hereof is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Empire Club located off of Teal Lake Road in Mexico, Missouri, on Thursday, May 12, 1994, at 10:00 a.m., and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

1.    Election of Directors

      ___ FOR all nominees listed below     ___ WITHHOLD AUTHORITY to vote for
          (except as written to the             the nominees listed below
           contrary below)

                    DONALD E. LASATER and WILLIAM F. MORRISON

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

________________________________________________________________________________

2. To ratify the appointment of KPMG Peat Marwick as the Corporation's auditors for the year ending December 31, 1994.

      ___  FOR              ___   AGAINST                ___   ABSTAIN

3. To transact any and all other business which may properly come before the meeting or any adjournment thereof.

                                (continued, and to be signed, on the other side)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED AND "FOR" THE RATIFICATION OF KPMG PEAT MARWICK AS THE CORPORATION'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1994.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            SIGN
                            HERE ___________________________________________
                                 (Please sign exactly as name appears hereon)

                            SIGN
                            HERE __________________________________________
                                 (Executors, administrators, trustees, etc.
                                  should so indicate when signing

                            Dated _________________________________________

                                    Appendix

      The five-year and two-year performance graphs appearing on page 14 of the Proxy Statement have been filed under cover of Form SE.

                                      -16-